Exhibit 99.1
DSW INC. REPORTS 2005 THIRD QUARTER FINANCIAL RESULTS
•	Net sales up 15% to $302.2 million
•	Operating expenses as a percentage of net sales improved 150 basis points
•	Earnings per share of $0.25
COLUMBUS, Ohio, December 6, 2005 /PRNewswire/ — DSW Inc. (NYSE: DSW), a leading specialty branded footwear retailer, today announced net income of $10.9 million on net sales of $302.2 million for the fiscal third quarter ended October 29, 2005, compared with net income of $9.4 million on net sales of $262.4 million for the fiscal third quarter of 2004.
Diluted earnings per share were $0.25 for the third quarter of 2005 compared with $0.34 for last year’s third quarter.
The exhibit at the end of this release reconciles from non-GAAP pro forma earnings per share to the reported earnings per share for the third quarters of 2005 and 2004. After adjusting for the significant increase in shares as a result of DSW’s initial public offering on June 29, 2005, pro forma diluted earnings per share for the third quarter of last year was $0.21.
Comparable store sales for the third quarter of 2005 increased 3.5% compared with an increase of 0.8% for the same period last year.
Nine-Month Results
On June 29, 2005, DSW’s initial public offering of 16.2 million shares of Class A common stock, which included the underwriters’ over-allotment option of 2.1 million shares, was sold at $19.00 per share. The Company received net proceeds of $277.9 million and used $196.6 million of the net proceeds to repay in full $190.0 million in dividend notes and accrued interest to the Company’s controlling shareholder, Retail Ventures, Inc. (NYSE: RVI).
For the nine months ended October 29, 2005, net income was $27.1 million on net sales of $860.3 million, compared with net income for the like period last year of $26.2 million on net sales of $729.4 million. The fiscal 2005 nine-month results include $6.6 million of dividend interest expense on the notes to RVI, and $6.5 million for the accrual for losses associated with the data theft announced in March 2005.
Diluted earnings per share for the nine months were $0.77 compared with $0.94 for the comparable nine-month period last year.
The exhibit at the end of this release reconciles from non-GAAP pro forma net income and earnings per share to the reported net income and earnings per share for the comparable nine month periods in fiscal 2005 and 2004. After adjusting for the dividend interest, the data theft accrual, and the significant increase in shares as a result of the initial public offering, pro forma net income for the nine months was $35.0 million, or $0.79 per share, compared with $26.2 million, or $0.59 per share, for the nine-month period last year.
Store Growth
DSW opened 13 stores and added four leased shoe departments during the third quarter of 2005. As of October 29, 2005, the Company operated 197 DSW stores and 236 leased shoe departments. Since that date, the Company has opened one additional store and added two more leased shoe departments.

Webcast
To hear the Company’s live third quarter earnings conference call, log on to www.dswshoe.com at 5:00 p.m. ET today, Tuesday, December 6, 2005, or call 1-866-510-0712 and reference passcode 50496233. To hear a replay of the earnings call, which will be available approximately two hours after the conference call ends, dial 1-888-286-8010, followed by passcode 77406347. An audio replay of the conference call, as well as additional financial information, will also be available at www.dswshoe.com.
About DSW Inc.
DSW Inc., headquartered in Columbus, Ohio, is a leading U.S. specialty branded footwear retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear for women and men. DSW currently operates 198 stores in 32 states and also supplies footwear to 25 locations for related retailers and to 213 locations for other non-related retailers in the United States. For store locations and additional information about DSW, visit www.dswshoe.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical or current facts are forward-looking statements. All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of the Company’s latest quarterly or annual report, as filed with the SEC. These risk factors include, but are not limited to: the Company’s success in opening and operating new stores on a timely and profitable basis; maintaining good relationships with vendors; ability to anticipate and respond to fashion trends; fluctuation of comparable store sales and quarterly financial performance; disruption of distribution operations; dependence on RVI for key services; failure to retain key executives or attract qualified new personnel; remaining competitive with respect to style, price, brand availability and customer service; declining general economic conditions; the outbreak or escalation of war or terrorist acts; and reliance on foreign sources of production. Management undertakes no obligation to revise these forward-looking statements included in this press release to reflect any future events or circumstances.

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	October 29,	January 29,
	2005	2005

ASSETS
Cash and equivalents	$57,065	$8,339
Accounts receivable, net	17,276	2,291
Receivables from related parties	14,779
Inventories	229,387	208,015
Prepaid expenses and other assets	15,196	8,940
Deferred income taxes	16,845	20,261

Total current assets	350,548	247,846

Advances to affiliates		23,676
Property and equipment, net	97,384	90,056
Goodwill	25,899	25,899
Tradenames and other intangibles, net	6,432	7,079
Deferred income taxes and other assets	2,768	881

Total assets	$483,031	$395,437

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$69,393	$72,073
Accounts payable to related parties	336	47
Accrued expenses	55,038	36,807

Total current liabilities	124,767	108,927

Long-term obligations, net of current maturities		55,000
Other noncurrent liabilities	63,756	52,684
Total shareholders’ equity	294,508	178,826

Total liabilities and shareholders’ equity	$483,031	$395,437

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 29,	October 30,	October 29,	October 30,
	2005	2004	2005	2004
Net sales	$302,240	$262,444	$860,257	$729,406
Cost of sales	(219,221)	(184,991)	(618,077)	(517,427)

Gross profit	83,019	77,453	242,180	211,979
Operating expenses	(65,292)	(60,664)	(188,712)	(165,751)

Operating profit	17,727	16,789	53,468	46,228
Interest income (expense), net	149	(989)	(8,384)	(2,460)

Earnings before income taxes	17,876	15,800	45,084	43,768
Income tax provision	(6,965)	(6,358)	(17,942)	(17,613)

Net income	$10,911	$9,442	$27,142	$26,155

Basic and diluted earnings per share:
Basic	$0.25	$0.34	$0.78	$0.94
Diluted	$0.25	$0.34	$0.77	$0.94

Shares used in per share calculations:
Basic	43,891	27,703	34,994	27,703
Diluted	44,066	27,703	35,080	27,703
     SOURCE: DSW Inc.
     CONTACT: Investor Relations for DSW Inc., 1-614-238-5601

Exhibit
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 29,	October 30,	October 29,	October 30,
	2005	2004	2005	2004
Pro forma Data (a)

Pro forma net income	$10,911	$9,442	$34,997	$26,155
Pro forma outstanding shares, diluted (b)	44,066	44,066	44,066	44,066

Pro forma diluted earnings per share	$0.25	$0.21	$0.79	$0.59

Pro-forma adjustments:
Accrual for losses from data theft and related tax effect (40%)			3,900

Interest on dividend note and related tax effect (40%)			3,955

Net income per GAAP	$10,911	$9,442	$27,142	$26,155
Weighted average outstanding shares, diluted	44,066	27,703	35,080	27,703

Diluted earnings per share	$0.25	$0.34	$0.77	$0.94

(a)	the Company believes the use of pro forma results provide meaningful information due to i) the increase in share count as a result of the Company’s initial public offering on June 29, 2005, ii) the interest expense attributable to the $190 million dividend notes, and iii) the $6.5 million accrual for the data theft. The pro forma data is presented as if the IPO occurred prior to each period and the interest and data theft accrual are one-time charges.

(b)	eliminates the weighting effect to equal total shares at period ends.